Exhibit 99.1

Sunrun Reports Second Quarter 2016 Financial Results

Revenues of $123 million

Net Income of $33 million

Q2 MW Deployed Growth of 54% Year-Over-Year

Cumulative 721 MW Deployed

SAN FRANCISCO, August 11, 2016, Sunrun (Nasdaq: RUN), the largest dedicated residential solar company in the United States, today announced financial results for the second quarter ended June 30, 2016.

Second Quarter 2016 Operating Highlights

•	Total deployments of 65 MW, an increase of 54% year-over-year. Sunrun-built deployments grew 128% year-over-year.
•	Cumulative MW deployed of 721 MW.
•	Pre-tax Project Value per watt increased to $4.61 from $4.51 in the prior quarter.
•	Creation Cost per watt improved by $0.44, or 11% from Q1 2016.

“We are pleased with our performance in the second quarter as we continue to grow and create customer value in 2016,” said Lynn Jurich, Sunrun’s chief executive officer.  “We deployed 65 MW in Q2 while improving creation costs over 10% compared to the first quarter and delivering $51 million of NPV.  We believe we are well positioned to continue to build growth and customer value that will differentiate us as the leader in bringing local clean energy direct to consumers.”

Key Operating Metrics

In the second quarter of 2016, total MW deployed increased to 65 MW from 42 MW in the second quarter of 2015, a 54% year-over-year increase.

Pre-tax project value per watt was $4.61, compared to $4.51 in the first quarter of 2016. Creation cost was $3.67 per watt in the second quarter of 2016 compared to $4.11 in the first quarter of 2016.

Net bookings were 74 MW, representing 21% year-over-year growth.

NPV created in the second quarter of 2016 was $51 million, compared to $21 million in the first quarter of 2016.  Estimated nominal contracted payments remaining as of June 30, 2016 totaled $2.7 billion, up $812 million or 42% since June 30, 2015.  Estimated retained value as of June 30, 2016 was $1.7 billion, up $503 million, or 41%, since June 30, 2015.

Financing Activities

As of August 10, 2016, with the upsizes of our previously announced back-leverage aggregation facility and working capital facility, we have increased our total capacity to meet expected project finance needs through Q1 2017.

Second Quarter 2016 GAAP Results

Total revenue grew to $122.5 million in the second quarter of 2016, up $49.8 million, or 69% from the second quarter of 2015.  Operating leases and incentives revenue grew 32% year-over-year to $45.4 million.  Solar energy systems and product sales grew 102% year-over-year to $77.1 million.

Total cost of revenue was $100.2 million, an increase of 62% year-over-year. Total operating expenses were $171.0 million, an increase of 44% year-over-year.

Net income available to common stockholders was $32.6 million in the second quarter of 2016, compared to net income of $13.1 million in the first quarter of 2016, and $0.0 million net income in the second quarter of 2015.

GAAP diluted net earnings per share available to common shareholders was $0.31 per share.

Guidance for Q3 and Full Year 2016

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially.

For 2016, we expect deployments in the range of 270 to 280 MW, focusing primarily on delivering NPV of above $1 per watt in the second half of the year.

In Q3, we expect to deploy 72 MW.

Conference Call Information

Sunrun is hosting a conference call for analysts and investors to discuss its second quarter 2016 results and outlook for its third quarter and full year of 2016 at 2:00 p.m. Pacific Time today, August 11, 2016. A live audio webcast of the conference call along with supplemental financial information will be accessible via the “Investor Relations” section of the Company’s website at http://investors.sunrun.com.  The conference call can also be accessed live over the phone by dialing (877) 470-1078 (domestic) or (615) 247-0087 (international) using ID #53418080.  A replay will be available following the call via the Sunrun Investor Relations website or for one week at the following numbers (855) 859-2056 (domestic) or (404) 537-3406 (international) using ID #53418080.

About Sunrun

Sunrun (Nasdaq: RUN) is the largest dedicated residential solar company in the United States with a mission to create a planet run by the sun. Since establishing the solar as a service model in 2007, Sunrun continues to lead the industry in providing clean energy to homeowners with little to no upfront cost and at a savings to traditional electricity rates. The company designs, installs, finances, insures, monitors and maintains the solar panels on a homeowner's roof, while families receive predictable pricing for 20 years or more. For more information please visit: www.sunrun.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, including statements regarding our future financial and operating guidance, operational and financial results such as growth, value creation, MW bookings and deployments, estimates of nominal contracted payments remaining, estimated retained value, project value, estimated creation costs and NPV, and the assumptions related to the calculation of the foregoing metrics, as well as our expectations regarding our growth and financing capacity. The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to: the availability of additional financing on acceptable terms; changes in the retail prices of traditional utility generated electricity; changes in policies and regulations including net metering and interconnection limits or caps; the availability of rebates, tax credits and other incentives; the availability of solar panels and other raw materials; our limited operating history, particularly as a new public company; our ability to attract and retain our relationships with third parties, including our solar partners; our ability to meet the covenants in our investment funds and debt facilities; and such other risks identified in the reports that we file with the U.S. Securities and Exchange Commission, or SEC, from time to time.  All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

Consolidated Balance Sheets

(In Thousands, Except Share Par Values)

	June 30, 2016	December 31, 2015
	(Unaudited)
Assets
Current assets:
Cash	$207,220	$203,864
Restricted cash	10,037	9,203
Accounts receivable (net of allowances for doubtful accounts of $977 and $1,641 as of June 30, 2016 and December 31, 2015, respectively)	56,572	60,275
State tax credits receivable	—	9,198
Inventories	88,207	71,258
Prepaid expenses and other current assets	12,380	5,917
Total current assets	374,416	359,715
Restricted cash	6,117	8,094
Solar energy systems, net	2,282,729	1,992,021
Property and equipment, net	53,348	44,866
Intangible assets, net	20,602	22,705
Goodwill	87,543	87,543
Prepaid tax asset	278,602	190,146
Other assets	33,487	29,502
Total assets	$3,136,844	$2,734,592
Liabilities and total equity
Current liabilities:
Accounts payable	$93,681	$104,133
Distributions payable to noncontrolling interests and redeemable noncontrolling interests	8,515	8,144
Accrued expenses and other liabilities	52,015	49,146
Deferred revenue, current portion	65,745	59,726
Deferred grants, current portion	14,383	13,949
Capital lease obligations, current portion	11,371	8,951
Long-term non-recourse debt, current portion	6,368	4,722
Lease pass-through financing obligation, current portion	4,301	3,710
Total current liabilities	256,379	252,481
Deferred revenue, net of current portion	579,590	559,066
Deferred grants, net of current portion	212,768	220,784
Capital lease obligations, net of current portion	16,916	15,042
Recourse debt	242,400	197,000
Long-term non-recourse debt, net of current portion	505,918	333,042
Lease pass-through financing obligation, net of current portion	139,873	153,188
Other liabilities	12,165	7,144
Deferred tax liabilities	278,661	190,146
Total liabilities	2,244,670	1,927,893
Redeemable noncontrolling interests	163,520	147,139
Stockholders’ equity	606,858	554,069
Noncontrolling interests	121,796	105,491
Total equity	728,654	659,560
Total liabilities, redeemable noncontrolling interests and total equity	$3,136,844	$2,734,592

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenue:
Operating leases and incentives	$45,394	$34,458	$79,934	$56,766
Solar energy systems and product sales	77,144	38,232	141,347	65,601
Total revenue	122,538	72,690	221,281	122,367
Operating expenses:
Cost of operating leases and incentives	38,608	27,067	76,708	48,444
Cost of solar energy systems and product sales	61,600	34,624	119,112	59,954
Sales and marketing	43,716	33,976	86,904	58,902
Research and development	2,373	2,492	4,836	4,779
General and administrative	23,614	19,677	46,862	39,983
Amortization of intangible assets	1,051	1,051	2,103	1,593
Total operating expenses	170,962	118,887	336,525	213,655
Loss from operations	(48,424)	(46,197)	(115,244)	(91,288)
Interest expense, net	13,063	8,433	24,578	15,563
Loss on early extinguishment of debt	—	431	—	431
Other expenses (income), net	30	1,019	(502)	1,318
Loss before income taxes	(61,517)	(56,080)	(139,320)	(108,600)
Income tax expense (benefit)	3,210	(6,215)	3,210	(6,215)
Net loss	(64,727)	(49,865)	(142,530)	(102,385)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(97,370)	(57,405)	(188,307)	(91,930)
Net income (loss) attributable to common stockholders	$32,643	$7,540	$45,777	$(10,455)
Less: Net income allocated to participating securities	—	(7,540)	—	—
Net income (loss) available to common stockholders	$32,643	$—	$45,777	$(10,455)

Net income (loss) per share available to common stockholders
Basic	$0.32	$—	$0.45	$(0.41)
Diluted	$0.31	$—	$0.44	$(0.41)
Weighted average shares used to compute net income (loss) per share available to common stockholders
Basic	101,969	26,215	101,621	25,322
Diluted	104,768	26,215	104,494	25,322

Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Six Months Ended June 30,
	2016	2015
Operating activities:
Net loss	$(142,530)	$(102,385)
Adjustments to reconcile net loss to net cash used in operating activities:
Noncash losses	2,510	431
Depreciation and amortization, net of amortization of deferred grants	46,564	32,673
Bad debt expense	414	739
Interest on lease pass-through financing	6,019	7,177
Noncash tax expense (benefit)	3,210	(6,215)
Noncash interest expense	5,335	4,443
Stock-based compensation expense	8,647	6,421
Reduction in lease pass-through financing obligations	(9,491)	(10,379)
Changes in operating assets and liabilities:
Accounts receivable	3,884	(4,216)
Inventories	(16,839)	(13,890)
Prepaid and other assets	(2,760)	(8,615)
Accounts payable	(9,889)	22,751
Accrued expenses and other liabilities	3,218	6,209
Deferred revenue	3,295	20,254
Net cash used in operating activities	(98,413)	(44,602)

Investing activities:
Payments for the costs of solar energy systems, leased and to be leased	(332,472)	(257,806)
Purchases of property and equipment	(8,208)	(4,688)
Business acquisition, net of cash acquired	(5,000)	(14,575)
Net cash used in investing activities	(345,680)	(277,069)

Financing activities:
Proceeds from state tax credits, net of recapture	9,123	5,120
Proceeds from recourse debt	257,400	143,000
Repayment of recourse debt	(212,000)	(49,224)
Proceeds from non-recourse debt	189,746	10,200
Repayment of non-recourse debt	(16,543)	(5,732)
Payment of debt fees	(12,277)	(2,801)
Proceeds from lease pass-through financing obligations	12,805	52,034
Contributions received from noncontrolling interests and redeemable noncontrolling interests	239,621	155,662
Distributions paid to noncontrolling interests and redeemable noncontrolling interests	(18,257)	(13,717)
Proceeds from exercises of stock options, net of withholding taxes on restricted stock units and issuance of shares in connection with the Employee Stock Purchase Plan	3,616	2,387
Offering costs paid related to initial public offering	(437)	(4,722)
Payment of capital lease obligations	(6,416)	(1,472)
Change in restricted cash	1,068	(4,608)
Net cash provided by financing activities	447,449	286,127

Net increase (decrease) in cash	3,356	(35,544)
Cash, beginning of period	203,864	152,154
Cash, end of period	$207,220	$116,610

Key Operating Metrics

	As of June 30,
	2016	2015
MW Booked	74	61
MW Deployed	65	42
Cumulative MW Deployed	721	473
Estimated Nominal Contracted Payments Remaining (in millions)	$2,729	$1,917
Estimated Retained Value under Energy Contract (in millions)	$1,163	$808
Estimated Retained Value of Purchase or Renewal (in millions)	$563	$415
Estimated Retained Value (in millions)(1)	$1,725	$1,223
Estimated Retained Value (per watt)	$2.30	$2.39

	Three Months Ended June 30,
	2016	2015
Project Value (per watt)	$4.61	$5.00(2)
Creation Cost (3) (per watt)	$3.67	$4.08
Unlevered NPV (per watt)	$0.94	$0.92
NPV (in millions)	$51	$37

(1)	Numbers may not sum to total due to rounding.
(2)	Excludes materially all SREC value.
(3)

Excludes initial direct costs (IDCs) paid prior to deployments and excludes non-cash items such as amortization of intangible assets and stock-based compensation, and contingent consideration related to an acquisition we completed in Q2 2015.

Definitions

Creation Cost includes (i) certain installation and general and administrative costs after subtracting the gross margin on solar energy systems and product sales divided by watts deployed during the measurement period and (ii) certain sales and marketing expenses under new Customer Agreements, net of cancellations during such period divided by the related watts booked.

Customers refers to residential customers with solar energy systems that are installed or under contract to install, net of cancellations.

Customer Agreements refers to, collectively, solar power purchase agreements and solar leases.

Estimated Nominal Contracted Payments Remaining equals the sum of the remaining cash payments that Customers are expected to pay over the initial terms of their Customer Agreements (not including the value of any renewal or system purchase at the end of the initial contract term, but including estimated uncollected prepayments), for systems contracted as of the measurement date.

Estimated Retained Value represents the estimated nominal contracted payments remaining (discounted at 6%), less substantially all value from solar renewable energy credits (“SRECs”) prior to July 1, 2015. It also includes a discounted (at 6%) estimate of the value of the solar system purchase or contract renewal at the end of the initial term. Estimated retained value is calculated as the discounted cash flows less estimated distributions to investors in consolidated joint ventures and less estimated operating, maintenance and administrative expenses for systems contracted as of the measurement date. We do not deduct amounts we are obligated to pass through to investors in lease pass-throughs, as we consider those obligations debt obligations.

Estimated Retained Value Under Energy Contract represents the net cash flows during the initial (typically 20 year) term of our Customer Agreements (less substantially all value from SRECs prior to July 1, 2015).

Estimated Retained Value of Purchase or Renewal is the forecasted net present value we would receive upon or following the expiration of the initial contract term (either in the form of cash payments during any applicable renewal period or a system purchase at the end of the initial term).

Estimated Retained Value Per Watt is calculated by dividing the estimated retained value as of the measurement date by the aggregate nameplate capacity of solar energy systems deployed with executed Customer Agreements as of such date.

MW Booked represents the aggregate megawatt production capacity of our solar energy systems sold to customers or subject to an executed Customer Agreement, net of cancellations.

MW Deployed represents the aggregate megawatt production capacity of our solar energy systems, whether sold directly to customers or subject to executed Customer Agreements, for which we have (i) confirmation that the systems are installed on the roof, subject to final inspection or (ii) in the case of certain system installations by our partners, accrued at least 80% of the expected project cost.

NPV equals unlevered net present value multiplied by leased megawatts deployed in period.

Project Value represents the value of upfront and future payments by customers, the benefits received from utility and state incentives, as well as the present value of net proceeds derived through investment funds. Specifically, project value is calculated as the sum of the following items (all measured on a per-watt basis with respect to megawatts deployed under Customer Agreements during the period): (i) estimated retained value, (ii) utility or upfront state incentives, (iii) upfront payments from customers for deposits and partial or full prepayments of amounts otherwise due under Customer Agreements and which are not already included in estimated retained value and (iv) finance proceeds from tax equity investors.  Project value includes contracted SRECs for all periods after July 1, 2015. Project value does not include cash true-up payments or the value of asset contributions in lieu of cash true-up payments made to investment fund investors, the cumulative impact of which is expected to be immaterial in 2016.

Unlevered NPV equals the difference between project value and estimated creation cost on a per watt basis.

Investor Relations Contact:

Charlotte Coultrap-Bagg

Investors@sunrun.com

(415) 510-4833